Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated and to be effective as of November 17, 2021, is entered into by and among Broadway Financial Corporation (“BFC”), City First Bank, National Association (the “Bank”, and together with BFC, the “Company”), and Brian Argrett (the “Executive”).  As used herein, the term Company shall refer to BFC in respect of the Executive’s services to BFC and to the Bank in respect of the Executive’s services to the Bank.

WHEREAS, the Company desires to continue to retain the Executive to serve as President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement, and the Executive desires to provide such services on such terms and conditions;

NOW, THEREFORE, in consideration of the terms and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.             Services, Duties and Responsibilities.

(a)          The Company hereby agrees to employ the Executive as its President and Chief Executive Officer during the service period fixed by Section 4 hereof (the “Service Period”). The Executive shall report to the Board of Directors of BFC (the “Board”) and shall have such duties and responsibilities as are consistent with the position of President and Chief Executive Officer of a bank and holding company of similar size and complexity as the Company, as well as such duties and responsibilities as are determined by the Board from time to time with respect to the Company’s subsidiaries and affiliates (the “Services”). The Executive shall also serve on the Board to the extent he is elected for such service by the BFC stockholders, which election shall be recommended to the BFC stockholders by the directors serving from time to time on the appropriate committee of the Board consistent with their fiduciary duties, and the Executive shall serve on the board of directors of the Bank. The Executive’s principal work location shall be at the Company’s principal executive offices; provided, that the Executive may be required to travel as reasonably necessary in order to perform the Executive’s duties and responsibilities hereunder.

(b)          During the Service Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of the Executive’s working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business of the Company. During the Service Period, the Executive may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of competitive business or service of the Company and its affiliates; provided, that the Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere with the performance of the Executive’s duties under this Agreement to engaging in community, corporate and charitable activities, including, without limitation, to serve as a paid or unpaid director of not more than one community, corporate or charitable organization, subject to the consent of the Board, which consent shall not be unreasonably withheld, and provided that such services do not breach Section 9 hereof.  In addition, prior to the execution of this Agreement, the Board has reviewed and approved Executive devoting such amount of time as does not interfere with the performance of the Executive’s duties under this Agreement to serving as a paid or unpaid director of the organizations listed on Exhibit B (which are organizations for which the Executive currently serves as paid or unpaid director as of the effective date of this Agreement), provided that such services do not breach Section 9 hereof.  Upon request of the Board or the Compensation Committee of the Board, but no less frequently than annually, the Executive shall provide a listing of boards on which the Executive serves.

EXECUTION VERSION

2.            Compensation.

(a)          Base Salary. For calendar year 2021, retroactive to the beginning of the Service Period, the Executive shall be paid an annual base salary of $520,000 for the Executive’s services hereunder, payable in accordance with the normal and customary payroll procedures applicable to the Company’s senior executives. Effective on January 1, 2022, the Executive shall be paid an annual base salary of $550,000 for the Executive’s services hereunder, payable in accordance with the normal and customary payroll procedures applicable to the Company’s senior executives. The Executive’s base salary shall be subject to increase but not decrease, as determined by the Board in its discretion; provided, however, that after calendar year 2022, the Executive’s base salary may be reduced in connection with across-the-board reductions in salary that are applicable to other executive officers of the Company and in an amount that does not exceed the reduction percentage applied to other executive officers (such base salary, as in effect from time to time, the “Base Salary”).

(b)          Bonus Opportunity. The Executive shall be eligible for an annual bonus opportunity as provided herein during the Service Period. With respect to calendar year 2021, the Executive’s bonus will be equal to $160,000 and will be paid on or prior to March 15, 2022.  For each calendar year thereafter, the bonus award for each applicable year will be determined on the basis of the degree of achievement of the Company’s business plan objectives for such year or years, as shall be determined by the compensation committee of the Board (or the Board, in the absence of the compensation committee).  For each year of the Service Period beginning with the 2022 calendar year, the target bonus will be equal to thirty percent (30%) of the Executive’s Base Salary.  For each year of the Service Period beginning with the 2022 calendar year, the Executive will not receive a bonus if the degree of achievement of the business plan objectives is less than eighty percent (80%), and the bonus will range in value from twenty-four percent (24%) of the Executive’s Base Salary if the degree of achievement of the business plan objectives is eighty percent (80%) up to a maximum of thirty-seven and one half percent (37.5%) of the Executive’s Base Salary if the degree of achievement of the business plan objectives is one hundred twenty-five percent (125%) or more, and such bonus shall be determined proportionally as to degree of achievement of the business plan between such low range of 24% and such upper range of 37.5%.  Any such bonus with respect to a year in which the Service Period terminates shall be payable in full or on a pro-rated basis as more specifically provided herein.  An annual review with respect to the Executive’s performance for purposes of determining his annual bonus and equity incentive grants pursuant to subsection (c) below will be conducted by the compensation committee of the Board (or the Board, in the absence of the compensation committee) in the first quarter of each calendar year after the Company’s audited financial statements and other applicable performance data relating to the prior year’s performance become available, and any bonus earned and payable pursuant to this Section 2(b) shall be paid within thirty (30) days after the Board has completed its annual review, so long as the Executive is employed by the Company as of the payment date, except such employment condition shall not apply with regard to any bonus (i) earned pursuant to this Section 2(b) during the final calendar year prior to the expiration of this Agreement pursuant to Section 4(a) and payable after the date of expiration, but within the calendar year of expiration, or (ii) earned pursuant to this Section 2(b) and payable as Accrued Obligations pursuant to Section 6(a) or Section 6(b) hereof.

EXECUTION VERSION

(c)          Equity Incentives. With respect to the Executive’s service in 2021, he will be entitled to receive a grant of restricted stock  pursuant to BFC’s 2018 Long-Term Incentive Plan with a value of $210,000, which will be awarded on or before March 31, 2022, with the number of shares of restricted stock so awarded being determined on the basis of BFC’s closing stock price on the day before the award is granted. Thereafter, the Executive shall be granted restricted stock awards pursuant to BFC’s 2018 Long-Term Incentive Plan within thirty (30) days after the Board has completed its  annual performance review provided for in subsection (b) above, of such types and in such amounts as shall be determined by the compensation committee of the Board (or the Board, in the absence of the compensation committee) based on the degree of achievement of performance metrics to be determined by the Company, with the number of shares of restricted stock being determined on the basis of BFC’s closing stock price on the day before the applicable award is granted.  The target equity grant for each year, beginning with the grant to be made on or before March 31, 2023 with respect to the Executive’s service in calendar year 2022, will be equal to forty percent (40%) of the Executive’s Base Salary.  The Executive will not receive an equity grant with respect to his service for any year during the Service Period if the degree of achievement of the business plan objectives is less than eighty percent (80%), and the equity grant will range in value from thirty-two percent (32%) of the Executive’s Base Salary if the degree of achievement of the business plan objectives is eighty percent (80%) to a maximum of fifty percent (50%) of the Executive’s Base Salary the degree of achievement of the business plan objectives is one hundred twenty-five percent (125%) or more, and such equity grant shall be determined proportionally as to degree of achievement of the business plan between such low range of 32% and such upper range of 50%.  Such awards shall each vest (i) to the extent of thirty three percent (33%) of the shares covered thereby, on the first anniversary of the date of grant, with the balance of each such award vesting ratably over the succeeding twenty-four (24) months for each grant, and (ii) in full in the event of the death or Disability of the Executive, the termination of the Service Period by the Company without Cause or the termination of the Service Period by the Executive for Good Reason.

(d)          Additional Stock Grant.  In addition to the equity incentives provided for in subsection (c) above, on July 21, 2021, the Executive received a one-time grant of 64,516 shares of Class A Common Stock, from which 21,534 shares of Class A Common Stock were withheld to satisfy tax withholding obligations in connection with the award.  The award was fully vested at the time of grant.

EXECUTION VERSION

(e)          Other Benefits. Except as otherwise provided herein, the Executive shall be eligible to participate in all employee benefit plans and arrangements of the Company applicable to other senior executive officers, including, without limitation, the Company’s 401(k) Plan with continuation of the Company’s current employee contribution matching policy, the BFC long term incentive plan then in effect, and medical, dental, life and long-term disability insurance programs.

(f)          Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy,   provided that the Executive shall be entitled to thirty (30) days of vacation in each calendar year (or an appropriately pro-rated portion thereof for partial years). The Executive shall be permitted to accrue permitted vacation days at such rate and carry over, in the aggregate for all such years, a maximum of fifteen (15) days of such accrued unused vacation from year to year.

(g)          Automobile Allowance. The Company will provide the Executive with an automobile allowance in the amount of $1,500 per month during the Service Period, payable in accordance with the normal and customary practices applicable to the Company’s senior executives.

3.             Reimbursement for Expenses.

(a)          Business Expenses. The Company shall promptly reimburse the Executive for all reasonable out-of-pocket business expenses, including, without limitation, travel expenses incurred by the Executive in connection with carrying out his responsibilities under this Agreement during the Service Period, upon presentation of appropriate vouchers, receipts or other satisfactory evidence thereof and otherwise in accordance with applicable Company policies.

(b)          Memberships. The Company shall pay or reimburse the Executive for social and trade membership dues and fees during the Service Period in accordance with the Company’s policies and procedures as in effect from time to time, which policies and procedures shall in all events include paying the social club dues of the Executive currently paid by the Company at a rate not exceeding $1,500 per month.

4.	Service Period.

(a)          Term. The “Service Period” during which the Executive shall perform the Services for the Company pursuant to this Agreement shall be the period commencing on April 1, 2021, and expiring at the close of business on the fifth (5th) anniversary thereof, in the year 2026 (the “Initial Term”) and any Renewal Terms (as defined below). The term of employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term and any subsequent Renewal Term, unless the Company provides the Executive, or the Executive provides the Company, with written notice to the contrary at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.  Nothing herein shall bar the parties from (a) extending the Service Period under this Agreement by mutual agreement or (b) continuing the Executive’s employment by the Company without extension of this Agreement. Notwithstanding anything to the contrary herein, the parties agree to meet no later than October 1, 2025, to determine in good faith their mutual intentions upon expiration of the Initial Term.

EXECUTION VERSION

(b)          Termination. Notwithstanding the foregoing, the Service Period may be terminated at any time upon the earliest to occur of the following events or any of the events identified in Section 7 hereof:

(i)          Death or Disability. The Service Period shall terminate upon the Executive’s death or Disability. For this purpose, “Disability” means that either (A) the Executive is deemed disabled for purposes of any group or individual long-term disability policy maintained by the Company that covers the Executive, or (B) in the good faith judgment of the Board, the Executive is substantially unable to perform the Executive’s duties under this Agreement for more than one hundred twenty (120) days, whether or not consecutive, in any twelve (12) -month period, by reason of a physical or mental illness or injury.

(ii)          Termination for Cause by the Company. The Company may terminate the Service Period for Cause at any time effective upon written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean the termination of the Service Period on account of (A) the Executive’s failure to substantially perform the Executive’s duties hereunder or as reasonably assigned to the Executive by the Board and consistent with the Executive’s obligations hereunder and Executive shall not have cured such failure (as determined in the reasonable judgment of the Board) within thirty (30) days after written notice from the Board; (B) the Executive’s material breach of this Agreement or any material written policy of the Company and failure of the Executive to have cured such breach (as determined in the reasonable judgment of the Board) within thirty (30) days after written notice from the Board; (C) the Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or entry of a final cease-and-desist order against the Executive; (D) conviction of a felony or a plea of nolo contendere to a felony; or (E) conduct by the Executive constituting a misdemeanor involving a Disqualifier (as defined below) by the Executive. “Disqualifier” means (i) fraud, moral turpitude, dishonesty, breach of fiduciary duty involving personal profit, organized crime or racketeering; (ii) willful violation of securities or commodities laws or regulations; (iii) willful violation of depository institution laws or regulations; (iv) willful violation of housing authority laws or regulations arising from the operations of the Bank; or (v) willful violation of the rules, regulations, codes of conduct or ethics of a self-regulatory trade or professional organization. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive) and an opportunity for the Executive, together with counsel, to be heard before the Board, finding that, in the good faith of the Board, the Executive’s conduct justified termination for Cause and specifying the particulars thereof in reasonable detail.

(iii)          Termination without Cause by the Company. The Company may terminate the Service Period without Cause. For the avoidance of doubt, “termination without Cause” does not include non-renewal of the Agreement by the Company pursuant to Section 4(a).

EXECUTION VERSION

(iv)          Termination by the Executive for Good Reason. The Executive may terminate the Service Period for Good Reason within ninety (90) days following the initial existence of the circumstances giving rise to Good Reason, subject to the terms and conditions of this Section 4(b)(iv). For purposes of this Agreement, the term “Good Reason” shall mean, unless the Executive shall have consented in writing thereto, (i) the Executive’s demotion, loss of title in part or in whole, removal as a director of  BFC or the Bank, loss of office, or reduction of authority, the failure by the stockholders to elect the Executive as a director of the Company or the establishment of an obligation of Executive to report to any senior officer rather than directly to the Board, (ii) a reduction in the Executive’s Base Salary (provided, however, that a reduction in Base Salary as permitted under Section 2(a) shall not constitute a circumstance giving rise to Good Reason), (iii) relocation of the Executive’s primary work location more than twenty (20) miles from the executive office of the Company located at 1432 U Street, N.W., in Washington, D.C. 20009, (iv) a material diminution of the Executive’s responsibilities, or (v) any material breach of this Agreement by the Company, including, without limitation, the failure to pay the Executive any amount when due and payable, pursuant to this Agreement, except in the event of a bona fide dispute regarding reimbursement of business expenses. Executive must give written notice to the Company of his intent to resign for Good Reason within forty-five (45) days after the occurrence of the event that he asserts entitles him to terminate the Service Period for Good Reason. In that notice, he must specify in reasonable detail the circumstances claimed to give rise to Executive’s right to terminate the Service Period for Good Reason, and he must give the Company an opportunity to cure the condition within thirty (30) days after his notice; provided, however, any breach by the Company of a payment obligation hereunder must be cured within five (5) days (rather than the foregoing thirty (30) days) following the Company’s receipt of such notice. If the Company fails to cure such condition within such thirty (30) days (or such five (5)-day period, as applicable), and Executive decides to proceed with the termination of the Service Period for Good Reason, such termination shall be effected by Executive giving the Company a Notice of Termination, which Notice of Termination shall be effective as of the date given, provided that such date shall be within ninety (90) days following the initial existence of the circumstances giving rise to Good Reason, without any further right to cure, unless the Board has previously waived such notice period in writing or agreed to a shorter period.

(v)          Voluntary Termination by the Executive. The Executive may voluntarily terminate the Service Period (other than for Good Reason); provided, that the Executive provides the Company with notice of the Executive’s intent to terminate the Service Period at least sixty (60) days in   advance of the Date of Termination.

5.            Termination Procedure.

(a)          Notice of Termination. Any termination of the Service Period by the Company or by the Executive (other than a termination on account of the Executive’s death) shall be communicated by written “Notice of Termination” to the other party in accordance with Section 16(a) hereof. The Notice of Termination must indicate the specific termination provision in this Agreement the party giving such notice believes to describe the circumstances applicable to such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such provision.

EXECUTION VERSION

(b)          Date of Termination. “Date of Termination” shall mean (i) if the Service Period expires pursuant to Section 4(a) hereof, the date on which the expiration of the Service Period occurs; (ii) if the Service Period is terminated due to the Executive’s death or Disability, the date of the Executive’s death or the date on which the Notice of Termination is received by the Executive that the Board made its determination of Disability in accordance with Section 4(b)(i) (A) or (B) hereof, (iii) if the Company   terminates the Service Period for Cause, the date on which the Notice of Termination is received by the Executive (subject to expiration of the applicable cure period, if any); (iv) if the Executive terminates the Service Period for Good Reason, the date on which the Notice of Termination is given by the Executive (or such earlier date as may be agreed to by the Company); (v) if the Executive voluntarily terminates the Service Period (other than for Good Reason),  the date specified in the Notice of Termination, which date shall be no earlier than sixty (60) days after the date such notice is given pursuant to Section 4(b)(v) hereof, unless otherwise agreed to by the parties; and (vi) if the Service Period is terminated for any other reason, the date on which a Notice of Termination is received or any later date (within 30 days, or any alternative time period agreed upon by the parties, after the giving of such notice) as set forth in such Notice of Termination. Notwithstanding the foregoing, if the party receiving a Notice of Termination notifies the other party that a dispute exists concerning the appropriate characterization of the subject termination for purposes of determining the Executive’s entitlement to Accrued Obligations and Severance Payments, and any other benefits hereunder, the Date of Termination shall be the date on which the dispute shall be finally resolved whether by mutual agreement of the parties, by a binding arbitration award, or by a final non-appealable judgment or order by a court of competent jurisdiction, provided that nothing herein modifies the mandatory arbitration provisions set forth in Section 11 hereof.

(c)          Continuation of Payment. The Company shall continue to pay the Executive’s full compensation in effect when the Notice of Termination giving rise to the dispute described in subsection (b) above was given (including, but not limited to, the Executive’s then Base Salary) and continue the Executive as a participant in all employee benefit plans and arrangements of the Company in which the Executive was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 5(c) shall not be offset against, or reduce, any other amounts due to the Executive pursuant to this Agreement.

EXECUTION VERSION

6.            Rights and Obligations Upon Termination of the Service Period.

(a)         Termination by the Company for Disability or without Cause, or by the Executive for Good Reason. In the event of the termination of the Service Period by the Company for Disability or without Cause, or termination of the Service Period by the Executive for Good Reason, and to the extent permitted by applicable law and regulations, including, without limitation, those referred to in Section 12 hereof, the Company shall pay the Executive, and the Executive shall be entitled to: (i) any unpaid portion of the Base Salary through the Date of Termination; (ii) any unreimbursed business expenses in accordance with Section 3(a) hereof; (iii) the rights set forth in any restricted stock award granted pursuant to the BFC 2018 Long Term Incentive Plan, as the same may be amended, or any other similar plan adopted by the Company; (iv) any earned but unpaid bonus pursuant to Section 2(b) for services rendered by Executive  during the previous calendar year; (v) any accrued but unused vacation days; (vi) any vested benefits to which the Executive is entitled under the terms of the Company’s employee benefit plans and programs, subject to the terms of such plans and programs; and (vii) in the event of a termination of the Service Period by the Company for Disability (but, for the avoidance of doubt, not in the event of a termination of the Service Period by the Company without Cause or a termination of the Service Period by the Executive for Good Reason), any earned but unpaid bonus pursuant to Section 2(b) for services rendered by Executive during the calendar year in which the Date of Termination occurs, provided that Executive shall have been employed at the Company for at least six (6) months during such calendar year and if employed for less than such full calendar year, the bonus shall be prorated based upon the ratio of the number of days Executive shall have been employed during such calendar year to 365 days (the “Prorated Cash Bonus”, and, collectively with (i) through (vi) the “Accrued Obligations”). In addition, the Company (i) shall continue to pay the Executive’s monthly Base Salary (i.e., one-twelfth (1/12th) of Executive’s annual Base Salary in effect as of the date immediately preceding the Date of Termination of employment, or the date immediately prior to the initial existence of circumstances giving rise to Good Reason, as applicable) for thirty-six (36) months (the “Severance Period”) regardless of the then remaining portion of the Service Period (each monthly salary continuation payment shall be deemed to be a separate installment for purposes of Section 409A of the Code) commencing with the first calendar month following the Date of Termination, (ii) shall continue during the Severance Period to pay the automobile allowance and social club dues provided for in Sections 2(g) and 3(b) hereof; and (iii) shall continue to pay the Executive for life, long-term disability, medical and dental insurance premiums in manner consistent with the Company’s obligations to make such payments pursuant to Section 2(e), to the extent permitted under the terms of the applicable plans (the payments described in (i), (ii) and (iii) being collectively referred to herein as the “Severance Payments”). All Severance Payments shall be payable in accordance with normal and customary payroll procedures applicable to the Company’s senior executives, subject to Section 6(d) hereof. Notwithstanding the foregoing provisions of this Section 6(a): (i) the Executive’s entitlement to the Severance Payments shall be subject to and conditioned upon the Executive delivering to the Company an Irrevocable Release not later than sixty (60) days after the date of the Executive’s termination of employment; (ii) if such 60-day period following the Executive’s termination of employment begins in one calendar year and ends in another, the Severance Payments shall, to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), commence on the first payroll date following the later of (A) the end of the calendar year in which the Executive’s termination of employment occurs or (B) the date the Executive satisfies the Irrevocable Release requirement; and (iii) the Executive’s entitlement to the Severance Payments shall be subject to and conditioned upon the Executive complying in all material respects with Sections 8 and 9 of this Agreement. “Irrevocable Release” means a mutual general release of claims in the form affixed hereto marked Exhibit A (except with the date of termination of employment, the date of such Irrevocable Release and other indicated information filled in) that has been executed by the Executive and for which the revocation period under Age Discrimination in Employment Act of 1967, as amended, and the terms of the release have expired. For the avoidance of doubt, this Section 6(a) shall be subject to the limitations of Section 12 of this Agreement.

EXECUTION VERSION

(b)          Death. If the Service Period is terminated as a result of the Executive’s death, the Executive or the Executive’s estate or beneficiaries, as the case may be, shall be entitled to solely the Accrued Obligations and the Prorated Cash Bonus.

(c)          Termination by the Company for Cause or by the Executive Voluntarily. If the Service Period is terminated by the Company for Cause or voluntarily by the Executive (other than for Good Reason), the Executive shall be entitled to solely the Accrued Obligations, except that if the Service Period is terminated by the Company for Cause or voluntarily by the Executive (other than for Good Reason), the Executive shall not be entitled to any earned but unpaid bonus provided for in Section 6(a)(iv).

(d)         Change in Control. In the event that the employment of the Executive by the Company is terminated by the Company without Cause or by the Executive for Good Reason at any time within two (2) years after a Change in Control (but only if such Change in Control also constitutes a “change in control event” within the meaning of Treas. Reg. Section 1.409A-3(i)(5)) has occurred, the Company shall pay to the Executive, and the Executive shall be entitled to receive, a single lump sum payment of the present value, as determined using a discount rate equal to the Applicable Federal Rate (as defined below) in effect at the time of such determination, of all of the payments provided for in Section 6(a) within ten (10) days after an Irrevocable Release becoming effective. As used herein the term “Applicable Federal Rate” means the rate set forth from time to time in Table 1 of the Applicable Federal Rate Rulings of the Internal Revenue Service, or any official successor publication, for debt instruments maturing within three years and having annual compounding.

EXECUTION VERSION

(i)          As used herein, the term “Change in Control” shall mean an event with respect to the Company of a nature that (i) would be required to be reported in response to Item 5.01 of a current report filed on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as in effect on the date of this Agreement; or (ii) results in any person acquiring control of the Bank or BFC within the meaning of the Home Owners’ Loan Act of 1933, as amended, and the rules and regulations of the Board of Governors of the Federal Reserve System (the “FRB”) thereunder, (provided, that in applying the definition of change in control as set forth under such rules and regulations, the Board shall substitute its judgment for that of the FRB); and, without limitation, such an acquisition of control shall be deemed to have occurred at such time as (A) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations of the Securities and Exchange Commission (the “SEC”) thereunder, including any such persons that may be deemed to be acting in concert with respect to the Bank or BFC, or the acquisition, ownership or voting of Bank or BFC securities) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and the regulations of the SEC thereunder, directly or indirectly, of securities of the Bank or BFC representing fifty percent (50%) or more of the Bank’s or BFC’s outstanding voting securities, except for any securities purchased by any tax qualified employee benefit plan of BFC or the Bank; or (B) individuals who constitute the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors then comprising the Incumbent Board, or whose nomination for election by BFC’s stockholders was approved by a nominating committee of directors serving on  an Incumbent Board, shall be, for purposes of this clause (B), considered as though such person were a member of the Incumbent Board; or (C) a plan of liquidation reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or BFC or similar transaction in which the Bank or BFC is not the resulting entity is approved by the Board and the stockholders of BFC or otherwise occurs; or (D) solicitations of stockholders of BFC, by someone other than the Incumbent Board of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the BFC or Bank or a similar transaction with one or more corporations as a result of which the outstanding shares of BFC’s or the Bank’s voting common stock are exchanged for or converted into cash or property or securities not issued by BFC or the Bank shall be distributed; or (E) a tender offer is made for twenty percent (20%) or more of the voting securities of the Bank or BFC.

7.            Other Termination Provisions.

(a)          If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) or (g) (1)), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed or otherwise withdrawn, the Company shall (but subject in all events to the requirements of Section 409A of the Code) (i) pay the Executive all of the compensation withheld while the Company’s obligations under this Agreement were suspended, and (ii) reinstate all of its obligations which were suspended.

(b)          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g) (1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive shall not be affected.

(c)        If the Company is in default (as the term “default” is defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C, 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive shall not be affected.

8.            Non-Solicitation.

(a)         During the period of the Executive’s employment by the Company, whether pursuant to this Agreement or otherwise, and for the twelve (12) -month period following the termination of the Executive’s employment with the Company for any reason, the Executive will not, without the written consent of the Company, directly or indirectly:

EXECUTION VERSION

(i)         influence or attempt to influence any customer of the Company or any of its affiliates to discontinue its use of the Company’s (or such affiliate’s) services or to divert such business to any other person, firm or corporation; provided; however, that a broad and general advertisement or solicitation not specifically targeting or intending to target customers of the Company or any of its affiliates shall not be deemed a violation of this Section 8; or

(ii)          interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any of its respective employees, customers, suppliers, lessors or licensors. Efforts by the Executive, whether direct or indirect, (A) to solicit or assist any other person or entity in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or any of its affiliates) or (B) to encourage any employee of the Company, or any of its affiliates to leave their employment with the Company or any of its affiliates shall be in violation of this Section 8. A person’s response to a broad and general advertisement or solicitation, not specifically targeting or intending to target employees of the Company or any of its affiliates shall not be deemed a violation of this Section 8.

(b)        In the event the Executive materially breaches any of the provisions contained in Section 8(a) hereof and the Company seeks compliance with such provisions by judicial proceedings, the time period during which the Executive is restricted by such provisions shall be extended by the time during which the Executive has been in violation of any such provision and any period of litigation required to enforce the Executive’s obligations under this Agreement.

(c)          The Executive and the Company intend that Section 8 of this Agreement be enforced as written. However, if one or more of the provisions contained in Section 8 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Executive and the Company agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

9.            Confidentiality; Non-Disclosure.

(a)          The Executive hereby agrees that, during the Service Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company or any of its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) that is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets. This restriction does not apply to “Confidential Information” that (i) is known, or becomes known, or is disclosed generally, to the public through no fault of Executive or (ii) is required by applicable law, legal processes or any order or mandate of a court or other governmental authority to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive, provided that in the case of clause (ii), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other request for confidential treatment of the applicable Confidential Information.

EXECUTION VERSION

(b)        Nothing in this Agreement is intended to or shall prohibit or limit Executive from: (i) reporting to or cooperating with any government agency or regulatory authority with regard to any matter involving the Bank or BFC within such agency’s or authority’s jurisdiction, with or without first seeking permission from the Bank or BFC, or (ii) complying with any subpoena or other legal obligation.

(c)          The Executive hereby agrees that upon the termination of the Service Period, the Executive shall not take with him, without the prior written consent of the Company, any business plans, strategic plans or reports or other document (in whatever form) of the Company or any of its affiliates, which is of a confidential nature relating to the Company or any of its affiliates.

10.          Indemnification.

In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative (other than an action by the Company against Executive, and excluding any action by Executive against the Company), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the Bank or BFC, then, to the fullest extent permitted by applicable law and the Articles of Association and bylaws of the Bank and the charter documents of BFC, the Company, jointly and severally, shall indemnify and defend Executive against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith; provided, however, the Company shall not indemnify Executive in relation to matters as to which there has been a final judicial or administrative adjudication that (i) the Executive failed to act in good faith and for a purpose which he reasonably believed to be in the best interests of the Bank or BFC; (ii) in the case of a criminal matter, Executive had reasonable cause to believe that his conduct was unlawful, or (iii) Executive is liable for a knowing violation of law in the performance of a duty.

11.          Dispute Resolution; Injunctive Relief.

(a)          Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including without limitation the determination of the scope or applicability of this Section 11(a), shall be determined by arbitration in the District of Columbia before a single arbitrator who is a retired judge on the panel of JAMS. If the parties are unable to agree upon the selection of one arbitrator, any party may request JAMS to appoint such arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The decision of the arbitrator shall be final and binding on the parties. The scope of discovery shall be determined by the arbitrator. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with Section 14(b). Judgment on the arbitration award may be entered in any court having appropriate jurisdiction. This Section 11(a) shall not preclude parties from seeking provisional remedies in aid of arbitration from a court having appropriate jurisdiction, nor shall it limit the rights of the Company set forth in Section 11(b) hereof

EXECUTION VERSION

(b)         The parties hereto agree that it would not be possible to measure in money the damages that would be suffered by the Company and its affiliates in the event that the Executive were to breach any of the restrictive covenants set forth in Sections 8 and 9 hereof (the “Restrictive Covenants”). In the event that the Executive breaches any of the Restrictive Covenants, the Company shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenants (without posting any bond). If the Company shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law.

12.          Golden Parachute Restrictions.

(a)        Notwithstanding anything herein to the contrary: (i) any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and 12 C.F.R. Part 359 regarding golden parachute and indemnification payments; and (ii) no payment or benefit shall be paid or provided under this Agreement or otherwise to the extent that it would violate any agreement between or among the Company and the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any other governmental entity or agency, provided that the Company shall use commercially reasonable efforts to negotiate the authority and right to make all payments and provide all benefits to the Executive as and when contemplated by this Agreement.

(b)         In the event that the amounts and benefits payable pursuant to this Agreement, when added to other amounts and benefits which may become payable to the Executive by the Company and any affiliated company (in the aggregate, the “Total Transaction Payments”), are such that the Executive becomes subject to the excise tax provisions of Section 4999 of the Code relating to “excess parachute payments” as defined for purposes of Section 280G of the Code, then, to the extent reasonably practical and permitted by applicable law, the Total Transaction Payments shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of the Total Transaction Payments would be subject to the excise tax provisions of Section 4999 of the Code, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis, provided, that any reduction shall be made in a manner consistent with the requirements of Section 409A of the Code. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rate applicable to an individual resident in the District of Columbia. All calculations required to be made under this subsection shall be made by the Company’s independent public accountants, subject to the right of Executive’s representative to review the same. In the event any amounts paid hereunder are subsequently determined to be in error, due to estimates required for calculation of such payments being proving to be inaccurate or otherwise, the parties hereto agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined pursuant to Code Section 1274) for the period of time such erroneous amount remained outstanding and unreimbursed. The parties hereto recognize that the actual implementation of the provisions of this Section 8(b) are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising with respect hereto.

EXECUTION VERSION

13.          Section 409A.

(a)         This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the parties’ Agreement shall be interpreted in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining the Executive’s entitlement to the Severance Payments, (i) the Service Period shall not be deemed to have terminated unless and until the Executive incurs a “separation from service” as defined in Section 409A of the Code, and (ii) the term “Date of Termination” shall mean the effective date of the Executive’s separation from service. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with the Company’s policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Any installment payments that are delayed pursuant to this Section 13 shall be accumulated and paid in a lump sum on the first day of the seventh month following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Payments are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Payments are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Payments in such manner as results in the maximum exclusion of such Severance Payments from treatment as deferred compensation under Section 409A of the Code. Each installment of the Severance Payments shall be deemed to be a separate payment for purposes of Section 409A of the Code.

EXECUTION VERSION

14.          Legal Fees.

(a)          The Company shall promptly reimburse the Executive for his reasonable legal fees incurred in connection with the negotiation and preparation of this Agreement.

(b)        In the event of a dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party in any resulting arbitration proceeding or litigation permitted under the terms of this Agreement shall be entitled to recover such party’s reasonable attorneys’ fees and costs in addition to any other relief to which such party shall be entitled, The determination of which party is the prevailing party shall be made by the arbitrator or court before whom such arbitration or litigation is conducted.

15.	Joint and Several Obligations.

Each and every obligation of the Bank, BFC or the Company herein shall be the joint and several obligations of the Bank and BFC. BFC is the 100% stockholder of the Bank.

16.	Miscellaneous.

(a)          Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or one (1) day after it is sent by a reputable overnight courier service (with evidence of delivery) and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to BFC:

Broadway Financial Corporation
Attn: Board of Directors
5055 Wilshire Boulevard, Suite 500 Los Angeles, CA 90036

If to the Bank:

City First Bank, National Association
Attn: Board of Directors
5055 Wilshire Boulevard, Suite 500 Los Angeles, CA 90036

EXECUTION VERSION

If to the Executive:

Brian Argrett
2916 Ellicott Terrace NW Washington D.C. 20008

or to such other address as any party hereto may designate by notice to the others.

(b)         This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede and replace any and all prior understandings or agreements with respect to the subject matter hereof, including but not limited to that certain Employment Agreement, dated as of December 29, 2017, by and among City First Bank of D.C., National Association, CFBanc Corporation and the Executive.

(c)         Only an instrument in writing signed by the parties hereto may amend this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)        This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive, except as permitted hereunder.

(e)         The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company and any such successor (or successors) that assumes this Agreement, by operation of law or otherwise. Notwithstanding the foregoing, no such assignment or assumption shall relieve the Company of any obligations hereunder.

(f)          The parties hereto shall cooperate with each other and take all actions, including obtaining, any governmental or stockholder approval, that any of them may determine in good faith to be required to carry out the terms of this Agreement.

EXECUTION VERSION

(g)       The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h)         Executive and the Company acknowledge and agree that, upon the termination of this Agreement, Sections 6(a), 6(d), 8, 9, 10, 11, 12, 13, 14, 15 and 16, together with all subsections thereof, of this Agreement shall remain in full force and effect, and that nothing shall terminate, amend or otherwise modify any provision herein.

(i)          In the event that the Executive shall perform services for the Bank or any other affiliate or subsidiary of BFC, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of BFC hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to BFC and all of its affiliates and subsidiaries. BFC shall reimburse the Bank for compensation or benefits paid or provided by the Bank to the Executive to the extent attributable to the Executive’s performance of services for BFC in accordance with the applicable reimbursement policies of BFC and the Bank.

(j)        This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia, without reference to its principles of conflicts of law.

(k)         This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(l)          The headings in this Agreement are for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Broadway Financial Corporation

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	Chairman of the Board

City First Bank, National Association

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	Chairman of the Board

/s/ Brian Argrett
Brian Argrett

EXECUTION VERSION

EXHIBIT A

MUTUAL GENERAL RELEASE OF CLAIMS

This Mutual General Release of Claims (“Agreement”) is dated and executed as of ___________________, (“Execution Date”), by and among Broadway Financial Corporation (“BFC”), City First Bank, National Association (the “Bank”, and together with BFC, the “Company”), and Brian Argrett (“Executive”). Each of the parties hereto is referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.          The Company and Executive entered into that certain Employment Agreement dated as of _____________, 2021 (“Employment Agreement”). All capitalized terms herein have the meanings ascribed to them in the Employment Agreement, unless otherwise defined herein.

B.          This Agreement is the mutual general release contemplated by Section 6 of the Employment Agreement.

C.          Effective as of ________________, Executive’s employment by the Company ceased pursuant to Section1 of the Employment Agreement, a copy of which is affixed hereto marked Exhibit A and incorporated by reference herein.

Now, therefore, in consideration of the recitals above, and the mutual covenants and conditions set forth herein, the Parties  agree as follows:

1.          Effective Date. The term “Effective Date” means the date that is eight (8) calendar days after the Execution Date, provided Executive has not revoked his consent to this Agreement within seven (7) calendar days after the Execution Date. If the Effective Date falls on a weekend or holiday, the Effective Date shall be the business day immediately following such weekend or holiday, If Executive revokes his consent to this Agreement within seven (7) calendar days after the Execution Date, (i) there shall be no Effective Date, (ii) Executive shall not be entitled to any portion of the Separation Payments, and (iii) no Party shall have any obligations under this Agreement.

2.          Accrued Obligations and Separation Payments. The Company, jointly and severally, shall pay the Executive, and the Executive shall be entitled to receive payment of the Accrued Obligations pursuant to and in accordance with Section 6 of the Employment Agreement. The Company, jointly and severally, shall pay Executive the Severance Payments pursuant to and in accordance with Section 6 of the Employment Agreement.

1 Insert as applicable: “4(b)(i),” “4(b)(iii)” or “4(b)(iv).”

EXECUTION VERSION

3.          Survival of Employment Agreement Provisions. Executive and the Company acknowledge and agree that Sections 6(a), 6(d), 8, 9, 10, 11, 12, 13, 14, 15 and 16, together with all subsections thereof, of the Employment Agreement shall remain in full force and effect, and nothing herein terminates, amends or otherwise modifies any provision therein.

4.          Executive Release.

4.1          If the Effective Date occurs, Executive for himself and on behalf of his heirs, beneficiaries, successors and assigns, hereby fully releases and discharges (i) the Company and its affiliates, successors, predecessors and assigns, and (ii) each of the respective past and present shareholders, directors, officers, employees, agents, representatives, attorneys and accountants of the persons and entities described in clause (i) (the persons and entities described in clauses (i) and (ii), collectively, the “Company Releasees”), and each of them of and from, without limitation, any and all rights, claims, liabilities, losses or expenses of any kind whether arising out of, from, or related to Executive’s employment relationship with any of the Company Releasees, termination of Executive’s employment, or arising out of any other matter between Executive and the Company Releasees through and including the Execution Date. The claims released in this Agreement include, but are not limited to, claims based on tort, contract (express or implied and oral or written), or any federal state, or local law, statute, regulation or ordinance. By way of example and not in limitation, this release includes any claims arising under federal and state wage and hour laws, the Equal Pay Act; the Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the California Fair Employment and Housing Act, the California Labor Code, the Pregnancy Disability Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, all claims under the Employee Retirement Income Security Act, as well as any claims asserting wrongful termination, harassment, discrimination, breach of contract, breach of the implied (and any explicit) covenant of good faith and fair dealing, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Such released claims also include claims for wages or other compensation due, severance pay, bonuses, sick leave, vacation pay, insurance or any other fringe benefit. Notwithstanding the foregoing, nothing herein waives (i) any rights or claims Executive may have that cannot lawfully be waived by agreement of the Parties, including, but not limited to, workers’ compensation benefits, unemployment insurance benefits, and his indemnification rights under California Labor Code Sections 2800, et seq., (ii) Executive’s rights to payment of the Accrued Obligations and the Severance Payments in accordance with this Agreement, (iii) Executive’s vested rights pursuant to the restricted stock awards granted to Executive by the Company, if any, (iv) Executive’s rights under any Company plans that by their terms survive employment termination, (v) Executive’s rights to indemnification pursuant to BFC’s certificate of incorporation and bylaws and the charter and bylaws of the Bank, and (vi) any and all Executive’s rights arising out of, related to, or in connection with this Agreement (collectively, the “Executive Reserved Claims”). In addition, nothing herein shall prevent the Equal Employment Opportunity Commission from investigating or pursuing any matter that it deems appropriate; provided, however, Executive understands and agrees that, except as otherwise arising out of or related to this Agreement, Executive is not and shall not be entitled to seek any further monetary compensation from any Company Releasee and that any remedies that may be available to Executive are entirely superseded by the releases contained in this Agreement.

EXECUTION VERSION

4.2          Except for the Executive Reserved Claims, Executive understands and agrees that the claims released are intended to  and do include any and all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, which Executive has or may have against any of the Company Releasees [and Executive hereby waives any and all rights Executive has or may have under Section 1542 of the California Civil Code which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Notwithstanding the provisions of Section 1542, as well as laws of similar effect], and for the purpose of implementing a full and complete release and discharge of the parties and concerns herein released, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in his favor at the time of execution hereof, and that all such claims are included within, and extinguished and discharged by, this Agreement, excluding the Executive Reserved Claims. Executive acknowledges that this release constitutes an unconditional general release of any and all known or unknown claims that Executive may have against any Company Releasees, excluding the Executive Reserved Claims, despite the fact that Executive may become aware of claims in the future which Executive did not consider prior to signing this Agreement.

5.          Company Release.

5.1         If the Effective Date occurs, each of BFC and the Bank, for itself and on behalf of its respective stockholders, directors, successors and assigns, hereby fully releases and discharges Executive and Executive’s heirs, beneficiaries, successors and assigns (collectively, the “Executive Releasees”), and each of them of and from, without limitation, any and all rights, claims, liabilities, losses or expenses of any kind whether arising out of, from, or related to Executive’s employment relationship with the Company, termination of Executive’s employment or the Employment Agreement through and including the Execution Date. The claims released in this Agreement include, but are not limited to, claims based on tort, contract (express or implied and oral or written), or any federal state, or local law, statute, regulation or ordinance. By way of example and not in limitation, this release includes any claims asserting breach of contract, breach of fiduciary duty, the covenant of good faith and fair dealing, misrepresentation, or interference with contract or prospective economic advantage. Notwithstanding the foregoing, nothing herein waives any claims against Executive for (i) claims arising from or relating to this Agreement, (ii) claims arising from or relating to restricted stock awards granted to Executive by the Company, if any, (iii) claims arising from or relating to any breach of provisions from the Employment Agreement that survive beyond the Execution Date, or (iv) claims arising from or relating to any Company or affiliate plans that by their terms survive employment termination (collectively, the “Company Reserved Claims”).

EXECUTION VERSION

5.2         Except for the Company Reserved Claims, the Company understands and agrees that the claims released are intended to and do include any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which the Company has or may have against Executive or any of the other Executive Releasees [and the Company hereby waives any and all rights it has or may have under Section 1542 of the California Civil Code which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Notwithstanding the provisions of Section 1542, as well as laws of similar effect], and for the purpose of implementing a full and complete release and discharge of the parties and concerns herein released, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which it does not know or suspect to exist in its favor at the time of execution hereof, and that all such claims are included within, and extinguished and discharged by, this Agreement, except for the Company Reserved Claims. The Company acknowledges that this release constitutes an unconditional general release of any and all known or unknown claims (except for the Company Reserved Claims) that it may have against Executive or any other Executive Releasees, despite the fact that it may become aware of claims in the future which it did not consider prior to signing this Agreement.

6.          Representations and Covenants of Executive. Executive represents and warrants to, and covenants with, the Company as of  the Execution Date as follows:

6.1         No Claims Against Company. Executive has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company or any of its affiliates with any local, state or federal agency, union or court from the beginning of time to the Execution Date, and Executive will not do so at any time hereafter, based upon events occurring prior to the Execution Date, excluding any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company arising out of or relating to any Executive Reserved Claims. In the event any arbitrator or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on his behalf, Executive will ask any such arbitrator or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice, excluding any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company arising out of or relating to any Executive Reserved Claims.

6.2          Non-Assignment of Claims. Executive has not assigned or transferred, or purported to assign or transfer, by operation of law or otherwise, to any person, firm, corporation, partnership or other legal entity, any debt, claim, obligation, damage, liability, demand, or cause of action herein released. Executive, directly or indirectly, shall not prosecute or maintain or institute any action or proceeding at law or in equity, of any kind or nature whatsoever against the Company or any other Company Releasees for any reason related in any way to any claim released in this Agreement, and shall not raise any claim against the Company or any other Company Releasees by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim released in this Agreement.

EXECUTION VERSION

6.3          Responsible for Taxes. Executive shall be fully responsible for any and all of his income and other taxes relating to or arising from the payment of the Accrued Obligations and Severance Payments as required by applicable law, provided nothing herein modifies or amends Section 11(b) of the Employment Agreement. If Executive fails to pay a tax obligation required by applicable law relating to or arising from the payment of the Accrued Obligations and Severance Payments, and if as a result of such failure the Company becomes liable for, or pays such tax obligation, Executive shall indemnify and hold harmless the Company for payments actually made by it to satisfy such obligation.

6.4        Voluntary Signing. This Agreement is executed voluntarily, without coercion, and with full knowledge of its significance, and with Executive’s full understanding of its terms and conditions. Executive has received all wages and compensation, as well as reimbursement of expenses, due and owing to him, excluding any unpaid Accrued Obligations or Severance Payments or any other payments or benefits which may be due and owing hereunder.

7.          Representations and Covenants of Company. Company represents and warrants to, and covenants with, Executive as of the Execution Date as follows:

7.1       No Claims Against Executive. Company, directly or indirectly, has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against Executive, with any local, state or federal agency, union or court from the beginning of time to the Execution Date and that Company will not do so at any time hereafter, based upon events occurring prior to the Execution Date, not including any charges, complaints, grievances, arbitrations, lawsuits, or claims against Executive arising out of or related to any Company Reserved Claims. In the event any arbitrator or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring, directly or indirectly, any legal proceeding on Company’s behalf, Company will ask any such arbitrator or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice, not including any lawsuit, claim, charge, grievance, arbitration, or complaint arising out of or related to the Company Reserved Claims.

7.2          Non-Assignment of Claims. Company, directly or indirectly, has not assigned or transferred, or purported to assign or transfer, by operation of law or otherwise, to any person, firm, corporation, partnership or other legal entity, any debt, claim, obligation, damage, liability, demand, or cause of action herein released. Company, directly or indirectly, shall not prosecute or maintain or institute any action or proceeding at law or in equity, of any kind or nature whatsoever against Executive or any other Executive Releasees for any reason related in any way to any claim released in this Agreement, and shall not raise any claim against Executive or any other Executive Releasees by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim released in this Agreement.

EXECUTION VERSION

7.3          Voluntary Signing. Company has executed this Agreement voluntarily, without coercion, and with full knowledge of its significance, and with Company’s full understanding of its terms and conditions. As of the Execution Date, Company has paid all wages and compensation, as well as reimbursement of expenses, due and owing to Executive, not including any unpaid Accrued Obligations or Severance Payments or other payments or benefits which may be due and owing hereunder.

8.          Representations of Parties. Each Party represents and warrants to the other Party as follows: (i) this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against him or it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the Party has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform his or its obligations under this Agreement; (iii) neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of (A) any provision of any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) to which such Party is a party or by which his or its assets are bound or (B) any award, decision, injunction, judgment, order, or ruling, in each case that is binding upon such Party or to which such Party is a party; (iv) the Party will not be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization from any individual, corporation, general or limited partnership, limited liability company, trust, or other entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of his or its respective covenants set forth in this Agreement, except for such consents, if any, that shall have been obtained on or prior to the Execution Date.

9.          Indemnity.

9.1         If Executive breaches any of Executive’s representations or warranties in Sections 6 (Representations and Covenants of Executive), or 8 (Representations of Parties), Executive shall defend, indemnify, and hold the Company and the other Company Releasees harmless from and against any and all claims, liabilities, losses, judgments, obligations, damages, costs, expenses, and actions, incurred as a result of such breach, including, without limitation, reasonable attorneys’ and accountants’ fees and costs.

9.2          If the Company breaches any of its representations or warranties in Sections 7 (Representations and Covenants of Company), or 8 (Representations of Parties), the Company shall defend, indemnify, and hold Executive and the other Executive Releasees harmless from and against any and all claims, liabilities, losses, judgments, obligations, damages, costs, expenses, and actions, incurred as a result of such breach, including, without limitation, reasonable attorneys’ and accountants’ fees and costs.

10.          Additional Acknowledgments. By signing this Agreement, Executive further acknowledges and consents that Executive hereby has been advised:

(a)	To consult with an attorney prior to signing this Agreement;

EXECUTION VERSION

(b)
That Executive has up to twenty-one (21) days in which to consider whether he should sign this Agreement, which contains a release of claims under the Age Discrimination and Employment Act of 1967 (“ADEA”), as amended; and

(c)
That if Executive signs this Agreement, Executive will have seven (7) days following the Execution Date to revoke the Agreement by delivering a notice regarding same to the Chairman of the Board, at the Company’s principal office. This revocation period cannot be waived, and Executive is not entitled to receive the Separation Payments prior to expiration of this revocation period.

11.          Governing Law; No Presumption From Drafting; Survival of Representations. This Agreement shall be governed by and interpreted under the laws of the District of Columbia applicable to contracts made and to be performed entirely within such State, without regard to its conflicts of law provisions. This Agreement has been negotiated by all Parties. Any statute or common law principle which would require interpretation of ambiguities in this Agreement against the Party that has drafted it has no application and is expressly waived. All representations and warranties made by any Party herein shall survive the Effective Date.

12.          Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including without limitation the determination of the scope or applicability of this Section 12, shall be determined by arbitration in the District of Columbia before a single arbitrator who is a retired judge on the panel of JAMS. If the parties are unable to agree upon the selection of one arbitrator, any party may request JAMS to appoint such arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The decision of the arbitrator shall be final and binding on the parties. The scope of discovery shall be determined by the arbitrator. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with Section 13. Judgment on the arbitration award may be entered in any court having appropriate jurisdiction. This Section 12 shall not preclude parties from seeking provisional remedies in aid of arbitration from a court having appropriate jurisdiction.

13.          Recovery of Fees and Costs. In the event that any legal, equitable, arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or invalidity in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, in addition to any other relief to which such Party may be entitled.

14.          Severability. The provisions of this Agreement are severable. If any provision herein, or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such provision to any other person or any other circumstance shall not be thereby affected. In such event, the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with another reflecting the same relative distribution of economic benefits and burdens.

EXECUTION VERSION

15.          Gender and Section Headings. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates. Section headings contained herein are for convenience only and shall not be considered for any purpose in construing this Agreement.

16.          Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Company, each of the other Releasees and Executive, provided no assignment shall relieve the assignor of any obligations hereunder.

17.          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall together constitute one and the same Agreement, binding all Parties, notwithstanding that all of the Parties are not signatory to the original or same counterpart. A facsimile, or PDF scanned signature page, shall have the same force and effect as an original signature.

18.          Entire Agreement; Amendment; No Admission of Liability. This Agreement together with __________2 constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous agreements, representations, understandings, policies, or practices among the Parties, whether oral or written, express or implied. The terms of this Agreement may not be modified, amended, changed, altered or waived, except in a writing signed by Executive and a duly authorized representative of the Company. This Agreement shall not be construed as an admission of any liability or wrongdoing by Executive or the Company.

2 Insert as applicable any other severance and equity incentive agreements between Executive and the Company that are in effect when this Agreement is signed.

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have entered into this Mutual General Release of Claims as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:
Name:
Title:

CITY FIRST BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Brian Argrett

EXECUTION VERSION

EXHIBIT B

DIRECTORSHIPS AS OF THE EFFECTIVE DATE

In addition to the Company, the Executive sits on the following boards as of the Effective Date:

1.	Corporate | Paid: Federal Home Loan Bank of Atlanta (SEC Reporting Company)
2.	Affiliate Nonprofit | Unpaid: City First Enterprises/City First Homes
3.	Trade Nonprofit | Unpaid: Community Development Bankers Association
4.	Trade Nonprofit | Unpaid: Western Bankers Association (proposed - taking over from Wayne as BFC CEO)
5.	Community Nonprofit | Unpaid: Expanding Black Business Credit Initiative

B-1